                                                                    Exhibit 99.1

CONTACTS:  Steven O. Cordier
           Vice President and CFO
           Penford Corporation
           303-649-1900
           steve.cordier@penx.com


          PENFORD CORPORATION REPORTS THIRD QUARTER FISCAL 2004 RESULTS


DENVER, CO., JUNE 21, 2004 - Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the third quarter and first nine months of fiscal year 2004. Net income for the quarter ended May 31, 2004 was $2.3 million, or $0.26 per diluted share, compared to $1.8 million, or $0.21 per diluted share for the same quarter last year. Third quarter 2004 results included $0.4 million in pre-tax severance expense in Australia. "We are encouraged by this solid quarterly performance," said Chief Executive Officer Thomas D. Malkoski. "Our management team is committed to effective implementation of our strategy to further improve results."

Net income for the nine months ended May 31, 2004 was $4.2 million, or $0.48 per diluted share, compared to $6.6 million, or $0.82 per diluted share, last year. Results for fiscal 2003 included a $1.9 million pre-tax non-operating gain on the sale of the Hi-maize(R) business and fiscal 2004 results included $1.1 million in pre-tax restructuring costs in the Australian and Industrial Ingredients businesses.

Consolidated sales of $72.5 million for the third quarter of fiscal 2004 rose 10% from $66.0 million a year ago on higher volumes in the Industrial Ingredients business and a stronger Australian Dollar exchange rate. Third quarter gross margin as a percent of sales rose 120 basis points over last year primarily reflecting declining raw material grain costs in Australia and improved capacity utilization in the Industrial Ingredients business. Operating expenses as a percent of sales decreased from 8.8% last year to 8.5% and interest expense for the quarter fell 16% to $1.1 million on lower average debt balances.

SEGMENT RESULTS
Third quarter fiscal 2004 sales rose 11% over last year to $38.7 million at the Industrial Ingredients business as volumes increased 7%. Segment gross margin as a percent of sales rose to 15.0% from 14.5% on increased revenue and improvements in manufacturing costs. Natural gas costs declined from the second quarter but remain above levels a year ago. Total research, selling and administrative expenses as a percent of sales fell to 7.4% from 8.2% last year, reflecting cost containment measures and the previously announced workforce reduction in the second quarter of fiscal 2004. Operating income rose 35% to $3.0 million.

Food Ingredients - North America third quarter sales improved 4% over last year, increasing $0.5 million to $11.4 million. Gross margin as a percent of sales declined to 24.8% from 25.8% a year ago on higher input costs and sales incentive programs intended to strengthen our market position in potato coating categories. New binding, coating and marinade formulations for processed meat applications grew by more than 50% this quarter. Operating income was comparable with the prior year at $1.1 million.

Sales at our Australia/New Zealand business rose 11% to $22.6 million for the third quarter of fiscal 2004 due to the continued strengthening of the Australian dollar. Volumes decreased 2% as we encountered price competition from imported products. Gross margin as a percent of sales rose to 15.0% from 11.4% in fiscal 2003 reflecting lower grain costs and the impact of workforce reductions announced during the first half of fiscal 2004. Operating income increased to $1.7 million from $1.2 million a year ago. Third quarter results for Penford Australia included a $0.4 million charge related to additional headcount reductions announced during the third quarter at its Tamworth, New South Wales plant.

"Process improvements and automation projects underway at every business unit will help make our cost structure more competitive," Malkoski said. "We have also asked bargaining unit employees at our Cedar Rapids facility to consider difficult but necessary changes to the contract expiring on August 1st. These adjustments are being carefully evaluated and discussions thus far have been constructive. We continue to implement programs around the world that will increase productivity, efficiency and returns throughout the business."



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


CONFERENCE CALL
Penford will host a conference call to discuss third quarter financial and operational results today, June 21, 2004 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at WWW.PENX.COM. A replay will be available at WWW.PENX.COM.



ABOUT PENFORD CORPORATION
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.

    The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "may," "will," "looks," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company's products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which Penford operates.

                                      # # #

CHARTS TO FOLLOW




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



PENFORD CORPORATION                                     Three months ended          Nine months ended
FINANCIAL HIGHLIGHTS                                          May 31,                     May 31,
                                                      ----------------------      ----------------------
(In thousands except per share data)                    2004          2003          2004          2003
--------------------------------------------------    --------      --------      --------      --------
                                                                          (unaudited)
                                           CONSOLIDATED RESULTS

Sales                                                 $ 72,484      $ 66,035      $207,136      $193,769

Net income                                            $  2,319      $  1,755      $  4,199      $  6,639

Earnings per share, diluted                           $   0.26             $         0.21$      $   0.82
                                                                                                    0.48


                                            RESULTS BY SEGMENT

INDUSTRIAL INGREDIENTS:

Sales                                                 $ 38,679      $ 34,912      $107,006      $104,272
Gross margin                                              15.0%         14.5%         14.1%         15.6%
Operating income                                         2,964         2,190         6,079         7,390

FOOD INGREDIENTS - NORTH AMERICA:

Sales                                                 $ 11,417      $ 10,954      $ 34,283      $ 33,418
Gross margin                                              24.8%         25.8%         25.4%         28.3%
Operating income                                         1,096         1,113         3,714         4,499

AUSTRALIA/NEW ZEALAND:

Sales                                                 $ 22,580      $ 20,304      $ 66,306      $ 56,551
Gross margin                                              15.0%         11.4%         12.0%         12.2%
Operating income                                         1,692         1,217         3,500         3,682

                                  BALANCE SHEET

                                                                              May 31,          August 31,
                                                                                2004             2003
                                                                            -----------        ----------
                                                                            (unaudited)
Current assets                                                                $ 88,281          $ 76,285
Property, plant and equipment, net                                             127,889           128,776
Other assets                                                                    49,018            45,832
                                                                              --------          --------
   Total assets                                                                265,188           250,893
                                                                              ========          ========

Current liabilities                                                             43,842            37,272
Long-term debt                                                                  74,174            76,696
Other liabilities                                                               49,394            49,040
Shareholders' equity                                                            97,778            87,885
                                                                              --------          --------
   Total liabilities and equity                                               $265,188          $250,893
                                                                              ========          ========




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


PENFORD CORPORATION                                    Three months ended                 Nine months ended
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                May 31,                           May 31,
                                                   ----------------------------      ----------------------------
(In thousands except share and per share data)        2004             2003             2004             2003
-------------------------------------------------  -----------      -----------      -----------      -----------
Sales                                              $    72,484      $    66,035      $   207,136      $   193,769

Cost of sales                                           60,461           55,839          175,393          161,141
                                                   -----------      -----------      -----------      -----------
   Gross margin                                         12,023           10,196           31,743           32,628

Operating expenses                                       6,156            5,786           17,330           17,969
Research and development expenses                        1,595            1,290            4,551            4,036
Restructuring costs, net                                   384             --              1,125             (117)
                                                   -----------      -----------      -----------      -----------

   Income from operations                                3,888            3,120            8,737           10,740

Non-operating income, net                                  505              627            1,010            2,809
Interest expense                                        (1,060)          (1,265)          (3,352)          (4,249)
                                                   -----------      -----------      -----------      -----------

   Income before income taxes                            3,333            2,482            6,395            9,300

Income taxes                                             1,014              727            2,196            2,661
                                                   -----------      -----------      -----------      -----------

Net income                                         $     2,319      $     1,755      $     4,199      $     6,639
                                                   ===========      ===========      ===========      ===========

Weighted average common shares and equivalents
   outstanding, diluted                              8,933,302        8,489,320        8,835,097        8,098,943

Earnings per share, diluted                        $      0.26      $      0.21      $      0.48      $      0.82

Dividends declared per common share                $      0.06      $      0.06      $      0.18      $      0.18





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